================================================================================


      LIFE INSURED ONE     JOHN M. DOE

      [LIFE INSURED TWO    MARY J. DOE]

      POLICY NUMBER        12 345 678


================================================================================

MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE.
PAYABLE ON LIFE INSURED'S DEATH.

POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS. INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

================================================================================

In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" refer to The Manufacturers Life Insurance Company of America.

If the Life Insured is living and the policy is in force on the Maturity Date, we will pay you the Net Cash Surrender Value of the policy. You may elect to continue the policy under the Maturity Advantage option instead.

If the Life Insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary, subject to the provisions of the policy. The Life Insured and the beneficiary are named on page 3 and in the application for this policy, a copy of which is attached to this policy. If more than one Life Insured is named, the Insurance Benefit is payable on the death of the last survivor.

THIS POLICY IS DESIGNED TO PERMIT A LARGE INITIAL PREMIUM AND, SUBJECT TO CERTAIN CONDITIONS, ADDITIONAL PREMIUMS. YOU MAY ALLOCATE YOUR PREMIUMS TO ONE OR MORE OF THE INVESTMENT ACCOUNT AND/OR THE FIXED ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN AN INVESTMENT ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED; IT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS FOR THE INVESTMENT ACCOUNTS THAT YOU HAVE CHOSEN.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN THE EFFECTIVE ANNUAL FIXED ACCOUNT RATE SHOWN ON PAGE 3.2.

READ YOUR POLICY CAREFULLY.  IT IS A CONTRACT BETWEEN YOU AND US.

RIGHT TO RETURN POLICY. WITHIN TEN DAYS AFTER YOU RECEIVE YOUR POLICY, YOU CAN RETURN THE POLICY FOR CANCELLATION BY DELIVERING OR MAILING IT TO US OR THE AGENT WHO SOLD IT. IMMEDIATELY ON DELIVERY OR MAILING, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND IN FULL THE PAYMENT MADE.

================================================================================

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA
              A STOCK COMPANY



/s/ Conform             /s/ Conform                  [MANULIFE FINANCIAL LOGO]
---------------------   -----------------------
President               Secretary


================================================================================

                                TABLE OF CONTENTS


                                                                            PAGE

Policy Information.............................................................3
Table Of Guaranteed Maximum Cost Of Insurance Rates............................4
Definitions....................................................................5
Payment Of Premiums............................................................6
Policy Termination.............................................................7
Reinstatement..................................................................7
Maturity Benefit...............................................................8
Maturity Advantage.............................................................8
Insurance Benefit..............................................................8
Policy Value...................................................................9
Policy Value Composition......................................................10
Separate Account And Sub-Accounts.............................................11
Investment Options............................................................12
Policy Loan Conditions........................................................13
Surrender And Withdrawals.....................................................14
Right To Postpone Payment Of Benefits.........................................15
Suicide.......................................................................15
Beneficiary...................................................................16
Ownership And Assignment......................................................16
Protection Against Creditors..................................................17
Currency And Place Of Payment.................................................17
Contract......................................................................17
Validity......................................................................17
Non-Participating.............................................................17
Age And Sex...................................................................17
How Values Are Computed.......................................................17
Annual Statement..............................................................18
Tax Considerations............................................................18

Any endorsements, any supplementary benefits, and a copy of the application, follow page 18.

                               POLICY INFORMATION





 LIFE INSURED    JOHN M. DOE                        AGE AT POLICY DATE:       35

POLICY NUMBER    12 345 678                          POLICY DATE:    SEP 1, 1999
                                                      ISSUE DATE:    SEP 1, 1999

                                                   MATURITY DATE:    SEP 1, 2064




          OWNER    JOHN M. DOE

    BENEFICIARY    AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED


           PLAN    MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE
                   NON-PARTICIPATING

                   LAPSE PROTECTION BENEFIT


    FACE AMOUNT    $171,658.84

INITIAL PREMIUM    $25,000.00

            SEX    MALE

           RISK
 CLASSIFICATION    NON-SMOKER, STANDARD CLASS


     ADDITIONAL
         RATING    NOT APPLICABLE




Insurance under this policy may end before the maturity date shown if premium and investment experience are insufficient to continue coverage to such date.

Keeping the policy and coverage in force will be affected by factors such as: changes in the current cost of insurance rates; the amount, timing and frequency of premium payments; the interest rate being credited to the Fixed Account; the investment experience of the Sub-Accounts; loan activity; and partial withdrawals. Also refer to the "Policy Termination" provision of your policy.




                                                                   (Single Life)



                                    PAGE 3.0

                               POLICY INFORMATION





LIFE INSURED ONE    JOHN M. DOE                     AGE AT POLICY DATE:       35

LIFE INSURED TWO    MARY J. DOE                     AGE AT POLICY DATE:       35

   POLICY NUMBER    12 345 678                       POLICY DATE:    SEP 1, 1999
                                                      ISSUE DATE:    SEP 1, 1999

                                                   MATURITY DATE:    SEP 1, 2064




          OWNER    JOHN M. DOE

    BENEFICIARY    AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED


           PLAN    MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE
                   NON-PARTICIPATING
                   PAYABLE ON DEATH OF LAST SURVIVOR

                   LAPSE PROTECTION BENEFIT


    FACE AMOUNT    $323,569.21

INITIAL PREMIUM    $25,000.00

            SEX    LIFE INSURED ONE: MALE
            SEX    LIFE INSURED TWO: FEMALE

           RISK
 CLASSIFICATION    LIFE INSURED ONE: NON-SMOKER, STANDARD CLASS
                   LIFE INSURED TWO: NON-SMOKER, STANDARD CLASS


     ADDITIONAL
         RATING    NOT APPLICABLE


Insurance under this policy may end before the maturity date shown if premium and investment experience are insufficient to continue coverage to such date.

Keeping the policy and coverage in force will be affected by factors such as: changes in the current cost of insurance rates; the amount, timing and frequency of premium payments; the interest rate being credited to the Fixed Account; the investment experience of the Sub-Accounts; loan activity; and partial withdrawals. Also refer to the "Policy Termination" provision of your policy.




                                                                    (Joint Life)


                                    PAGE 3.0

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678



                                TABLE OF CHARGES



Unless otherwise specified, charges are deducted proportionately from the Fixed Account Value and the Investment Account Value.

PREMIUM LOAD:

        0.030% MONTHLY FOR 10 YEARS AFTER THE DATE OF EACH PREMIUM PAYMENT. THE PREMIUM LOAD FOR ADDITIONAL PREMIUMS IS BASED ON THE PROPORTION OF THE POLICY VALUE ASSOCIATED WITH THE PREMIUM.

ADMINISTRATION CHARGE:

        A FLAT MONTHLY CHARGE OF $7.50, PLUS 0.030% MONTHLY FOR 10 POLICY YEARS, REDUCING TO 0.015% THEREAFTER.

MORTALITY AND EXPENSE RISKS CHARGE:

        0.075% DEDUCTED MONTHLY FROM EACH INVESTMENT ACCOUNT VALUE FOR THE FIRST 10 POLICY YEARS, REDUCING TO 0.025% THEREAFTER.

COST OF INSURANCE CHARGE:

        SEE THE MONTHLY DEDUCTIONS SECTION OF THE POLICY VALUE PROVISION FOR DETAILS ON HOW THE COST OF INSURANCE CHARGE IS DETERMINED.




                                   PAGE 3.1A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678



                          TABLE OF CHARGES (CONTINUED)



SURRENDER CHARGE:

A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY VALUE UNDER CERTAIN CONDITIONS. SEE THE FOLLOWING PROVISIONS FOR DETAILS: POLICY VALUE AND SURRENDER AND WITHDRAWALS.

AS SHOWN BELOW, THE SURRENDER CHARGE IS A PERCENTAGE OF THE POLICY VALUE BEING WITHDRAWN OR SURRENDERED IN EXCESS OF THE FREE WITHDRAWAL AMOUNT.



                             SURRENDER     SURRENDER CHARGE
                           CHARGE PERIOD      PERCENTAGE
                           -------------   ----------------
                                  1             10.00%
                                  2              9.00%
                                  3              8.00%
                                  4              7.00%
                                  5              6.00%
                                  6              5.00%
                                  7              4.00%
                                  8              3.00%
                                  9              1.50%
                                 10              0.00%


          Percentage shown is at beginning of policy year. For other policy months the percentage can be found by reducing the above percentages proportionately.


MAXIMUM SURRENDER CHARGE:

IF NECESSARY, THE SURRENDER CHARGE DETERMINED ABOVE WILL BE REDUCED SUCH THAT THE SUM OF (A) AND (B) DOES NOT EXCEED (C) WHERE:

(A) IS THE CUMULATIVE PREMIUM LOAD AND ADMINISTRATIVE CHARGE DEDUCTED UNDER THE POLICY;
(B)  IS THE SURRENDER CHARGE DETERMINED BY THE ABOVE TABLE; AND
(C)  IS 10% OF PREMIUMS RECEIVED IN THE FIRST POLICY YEAR.



                                   PAGE 3.1B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678



                                 TABLE OF VALUES



     Refer to your policy provisions for details on the terms and values shown in this table.



GUIDELINE SINGLE PREMIUM                                              $25,000.00

GUIDELINE LEVEL PREMIUM                                               $2,134.44

MINIMUM INITIAL PREMIUM                                               $25,000.00

MINIMUM WITHDRAWAL AMOUNT                                             $500.00

TRANSFER FEE                                                          $25.00
(FOR TRANSFERS IN EXCESS OF 12 IN A POLICY YEAR)

ASSET ALLOCATION BALANCER CHARGE
        CURRENT                                                       $0.00
        MAXIMUM                                                       $15.00

DOLLAR COST AVERAGING CHARGE
        CURRENT                                                       $0.00
        MAXIMUM                                                       $5.00

FIXED ACCOUNT MAXIMUM TRANSFER PERCENTAGE                             15%

FIXED ACCOUNT MAXIMUM TRANSFER AMOUNT                                 $500.00

FIXED ACCOUNT RATE                                                    4%

LOAN INTEREST CHARGED RATE
        FIRST 10 POLICY YEARS                                         5.25%
        THEREAFTER                                                    4.00%

LOAN ACCOUNT CREDITED RATE (PREFERRED LOANS)
        FIRST 10 POLICY YEARS                                         4.50%
        THEREAFTER                                                    4.00%

LOAN ACCOUNT CREDITED RATE (OTHER LOANS)                              4.00%

DEATH BENEFIT DISCOUNT FACTOR                                         1.0032737





                                    PAGE 3.2

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678



                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES






                     ATTAINED AGE    APPLICABLE PERCENTAGE
                     ------------    ---------------------

                     40 and under            250%

                          45                 215%

                          50                 185%

                          55                 150%

                          60                 130%

                          65                 120%

                          70                 115%

                          75                 105%

                          90                 105%

                     95 and above            100%


          For ages not shown, the Applicable Percentage can be found by reducing the above Applicable Percentages proportionately.



                                    PAGE 3.3

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                  MALE, SMOKER

   LIFE                      LIFE                         LIFE
 INSURED'S                 INSURED'S                    INSURED'S
 ATTAINED     MONTHLY      ATTAINED      MONTHLY        ATTAINED       MONTHLY
   AGE          RATE         AGE           RATE           AGE            RATE
                 $                          $                             $

    20         0.1925         47          0.6200           74          6.3883
    21         0.1941         48          0.6733           75          6.9808
    22         0.1916         49          0.7333           76          7.5916
    23         0.1883         50          0.7966           77          8.2100
    24         0.1841         51          0.8700           78          8.8258
    25         0.1783         52          0.9516           79          9.4575
    26         0.1733         53          1.0450           80         10.1325
    27         0.1716         54          1.1500           81         10.8675
    28         0.1700         55          1.2616           82         11.6833
    29         0.1716         56          1.3825           83         12.5858
    30         0.1750         57          1.5075           84         13.5408
    31         0.1808         58          1.6408           85         14.5166
    32         0.1866         59          1.7791           86         15.4816
    33         0.1958         60          1.9325           87         16.4216
    34         0.2066         61          2.1050           88         17.4475
    35         0.2191         62          2.2991           89         18.4600
    36         0.2341         63          2.5191           90         19.4741
    37         0.2533         64          2.7616           91         20.5100
    38         0.2750         65          3.0241           92         21.6108
    39         0.3000         66          3.2975           93         23.0250
    40         0.3283         67          3.5841           94         24.8458
    41         0.3616         68          3.8791           95         27.4966
    42         0.3958         69          4.1933           96         32.0458
    43         0.4350         70          4.5400           97         40.0166
    44         0.4758         71          4.9241           98         54.8316
    45         0.5225         72          5.3608           99         83.3333
    46         0.5691         73          5.8525




The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                MALE, NON-SMOKER

   LIFE                      LIFE                         LIFE
 INSURED'S                 INSURED'S                    INSURED'S
 ATTAINED     MONTHLY      ATTAINED      MONTHLY        ATTAINED       MONTHLY
   AGE          RATE         AGE           RATE           AGE            RATE
                 $                          $                             $

    20         0.1400         47          0.3233           74           4.4100
    21         0.1391         48          0.3491           75           4.9000
    22         0.1366         49          0.3783           76           5.4216
    23         0.1341         50          0.4091           77           5.9700
    24         0.1308         51          0.4458           78           6.5391
    25         0.1266         52          0.4883           79           7.1433
    26         0.1233         53          0.5358           80           7.8058
    27         0.1216         54          0.5908           81           8.5433
    28         0.1200         55          0.6516           82           9.3766
    29         0.1200         56          0.7191           83          10.3158
    30         0.1200         57          0.7908           84          11.3425
    31         0.1225         58          0.8683           85          12.4333
    32         0.1250         59          0.9558           86          13.5666
    33         0.1291         60          1.0533           87          14.7325
    34         0.1341         61          1.1616           88          15.9075
    35         0.1408         62          1.2850           89          17.1075
    36         0.1475         63          1.4258           90          18.3491
    37         0.1566         64          1.5850           91          19.6533
    38         0.1666         65          1.7608           92          21.0625
    39         0.1783         66          1.9500           93          22.6358
    40         0.1908         67          2.1550           94          24.6375
    41         0.2058         68          2.3750           95          27.4966
    42         0.2208         69          2.6150           96          32.0458
    43         0.2383         70          2.8858           97          40.0166
    44         0.2558         71          3.2425           98          54.8316
    45         0.2766         72          3.5466           99          83.3333
    46         0.2991         73          3.9533




The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                                 FEMALE, SMOKER

   LIFE                      LIFE                         LIFE
 INSURED'S                 INSURED'S                    INSURED'S
 ATTAINED     MONTHLY      ATTAINED      MONTHLY        ATTAINED       MONTHLY
   AGE          RATE         AGE           RATE           AGE            RATE
                 $                          $                             $

    20         0.0966         47          0.4425           74           3.4783
    21         0.0983         48          0.4733           75           3.8866
    22         0.1008         49          0.5066           76           4.3266
    23         0.1025         50          0.5450           77           4.7883
    24         0.1058         51          0.5833           78           5.2691
    25         0.1075         52          0.6266           79           5.7841
    26         0.1116         53          0.6775           80           6.3550
    27         0.1150         54          0.7291           81           7.0000
    28         0.1183         55          0.7833           82           7.7366
    29         0.1233         56          0.8375           83           8.5725
    30         0.1291         57          0.8891           84           9.5541
    31         0.1341         58          0.9375           85          10.5350
    32         0.1400         59          0.9875           86          11.6491
    33         0.1458         60          1.0425           87          12.7225
    34         0.1550         61          1.1133           88          13.9358
    35         0.1616         62          1.1991           89          15.0891
    36         0.1741         63          1.3150           90          16.4175
    37         0.1900         64          1.4441           91          17.8333
    38         0.2075         65          1.5891           92          19.3783
    39         0.2275         66          1.7325           93          21.1291
    40         0.2500         67          1.8816           94          23.2758
    41         0.2775         68          2.0166           95          26.4433
    42         0.3033         69          2.1683           96          31.3116
    43         0.3300         70          2.3291           97          39.5808
    44         0.3566         71          2.5375           98          54.6541
    45         0.3841         72          2.7958           99          83.3333
    46         0.4125         73          3.1108




The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                               FEMALE, NON-SMOKER

   LIFE                      LIFE                         LIFE
 INSURED'S                 INSURED'S                    INSURED'S
 ATTAINED     MONTHLY      ATTAINED      MONTHLY        ATTAINED       MONTHLY
   AGE          RATE         AGE           RATE           AGE            RATE
                 $                          $                             $
    20         0.0841         47          0.2841           74           2.7516
    21         0.0850         48          0.3041           75           3.1100
    22         0.0866         49          0.3250           76           3.5033
    23         0.0875         50          0.3491           77           3.9258
    24         0.0900         51          0.3750           78           4.3775
    25         0.0908         52          0.4041           79           4.8708
    26         0.0933         53          0.4383           80           5.4266
    27         0.0950         54          0.4733           81           6.0633
    28         0.0975         55          0.5108           82           6.7991
    29         0.1000         56          0.5491           83           7.6466
    30         0.1033         57          0.5875           84           8.5858
    31         0.1058         58          0.6241           85           9.6150
    32         0.1091         59          0.6633           86          10.7150
    33         0.1125         60          0.7091           87          11.8925
    34         0.1183         61          0.7633           88          13.1341
    35         0.1225         62          0.8316           89          14.4591
    36         0.1300         63          0.9175           90          15.8658
    37         0.1391         64          1.0191           91          17.3816
    38         0.1491         65          1.1291           92          19.0500
    39         0.1608         66          1.2475           93          20.9500
    40         0.1733         67          1.3675           94          23.2758
    41         0.1883         68          1.4883           95          26.4433
    42         0.2033         69          1.6175           96          31.3116
    43         0.2183         70          1.7666           97          39.5808
    44         0.2333         71          1.9450           98          54.6541
    45         0.2491         72          2.1658           99          83.3333
    46         0.2658         73          2.4350




The above rates will be adjusted for any Additional Rating shown in the Policy Information section.

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                  FOR THE JOINT LIFE INSURED UNDER THIS POLICY



DURATION                MONTHLY               DURATION              MONTHLY             DURATION               MONTHLY
(POLICY                   RATE                (POLICY                 RATE               (POLICY                RATE
 YEARS)                                        YEARS)                                    YEARS)

   1                    0.000207                 23                 0.103964               45                 3.953521
   2                    0.000665                 24                 0.122184               46                 4.558705
   3                    0.001212                 25                 0.143495               47                 5.253161
   4                    0.001864                 26                 0.168742               48                 6.055917
   5                    0.002654                 27                 0.198793               49                 6.980966
   6                    0.003598                 28                 0.235576               50                 8.015102
   7                    0.004763                 29                 0.281020               51                 9.149825
   8                    0.006128                 30                 0.336457               52                10.364422
   9                    0.007748                 31                 0.401980               53                11.654835
   10                   0.009612                 32                 0.478377               54                13.000300
   11                   0.011830                 33                 0.565716               55                14.412617
   12                   0.014426                 34                 0.664435               56                15.891977
   13                   0.017472                 35                 0.777709               57                17.459834
   14                   0.021034                 36                 0.911511               58                19.156860
   15                   0.025213                 37                 1.080715               59                21.054761
   16                   0.030130                 38                 1.268137               60                23.368153
   17                   0.036011                 39                 1.507613               61                26.517002
   18                   0.043094                 40                 1.795237               62                31.354662
   19                   0.051658                 41                 2.130491               63                39.595173
   20                   0.061825                 42                 2.513928               64                54.652603
   21                   0.073840                 43                 2.944356               65                83.333333
   22                   0.087887                 44                 3.421111



The above rates have been increased for any additional rating shown in the policy information section.

                                   DEFINITIONS


THE FOLLOWING TERMS HAVE SPECIFIC MEANINGS IN YOUR POLICY. PLEASE REFER TO THESE DEFINITIONS AS YOU READ YOUR POLICY.


ADDITIONAL RATING is an increase in the Cost of Insurance Rate that is applied when a Life Insured does not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

AGE at a specific date means age on the nearest birthday. If no specific date is mentioned, age means the Life Insured's age on the Policy Anniversary nearest to the birthday.

ATTAINED AGE on any date means the Age plus the number of whole years that have elapsed since the Policy Date. For a last-to-die survivorship policy, Attained Age is based on the youngest Life Insured when the policy is first issued.

BUSINESS DAY is any day that the New York Stock Exchange is open for business. The net asset value of the underlying shares of a Sub-Account will be determined as of the end of each Business Day. A Business Day ends at the close of regularly scheduled day-time trading of the New York Stock Exchange on that day.

CASH SURRENDER VALUE equals the Policy Value reduced by any Surrender Charge and any outstanding Monthly Deductions due.

CODE means the Internal Revenue Code of 1986 (as amended).

EARNINGS is an amount calculated in relation to a loan, partial Net Cash Surrender Value Withdrawal or surrender of the policy. It is equal to (a) minus the sum of (b) and (c), each calculated as of the date we receive your Written Request, where:

(a) is the Policy Value;

(b) is the value of any Policy Debt; and

(c) is total premiums paid.

FIXED ACCOUNT is that part of the Policy Value which reflects the value you have in our general account.

FREE WITHDRAWAL AMOUNT is, at any date, the greater of (a) and (b), where:

(a) is 100% of Earnings; and

(b) is 10% of total premiums paid.

INVESTMENT ACCOUNT is that part of the Policy Value that reflects the value you have in one of the Sub-Accounts.

ISSUE DATE is the date shown in the Policy Information section from which the Suicide and Validity provisions are applied.

LIFE INSURED is the person or persons whose life is covered by this policy as specified in the Policy Information section. If more than one person is so named, all provisions of the policy which are based on the death of the Life Insured will be based on the death of the last survivor of the persons so named.

LOAN ACCOUNT is that part of the Policy Value which reflects the value transferred from the Fixed Account or the Investment Accounts as collateral for a policy loan.

MATURITY DATE is the date shown in the Policy Information section. It is the Policy Anniversary nearest Attained Age 100 of the Life Insured. For a last-to-die survivorship policy, the Maturity Date is the Policy Anniversary nearest Attained Age 100 of the youngest Life Insured at issue.

NET CASH SURRENDER VALUE is the Cash Surrender Value less the Policy Debt.

NET POLICY VALUE is the Policy Value less the value in the Loan Account.

POLICY DATE is the date coverage takes effect under the policy provided we receive the full amount of the initial premium at our Service Office. The Policy Date is shown in the Policy Information section. The amount of the first Monthly Deduction is calculated from the Policy Date. The Policy Date is also used to determine Policy Years, Policy Months and Policy Anniversaries.

                                                                     (continued)

POLICY DEBT as of any date equals (a) plus (b) plus (c) minus (d), where:

(a) is the total amount of loans borrowed as of such date;

(b) is the total amount of any unpaid loan interest charges which have been borrowed against the policy on a Policy Anniversary;

(c) is any interest charges accrued from the last Policy Anniversary to the current date; and

(d) is the total amount of loan repayments as of such date.

POLICY VALUE is the sum of the values in the Loan Account, the Fixed Account and the Investment Accounts.

SEPARATE ACCOUNT refers to Separate Account Three of The Manufacturers Life Insurance Company of America.

SERVICE OFFICE is the office that we designate to service this policy as shown on the back cover of your policy.

SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.

SURRENDER CHARGE PERIOD is the period following the Issue Date of the policy during which we will assess surrender charges. Surrender charges will apply during this period to amounts in excess of the Free Withdrawal Amount if you surrender the policy or make a partial withdrawal, or if the policy terminates due to default. The Surrender Charge Period is shown in the Policy Information section.

WRITTEN REQUEST is your request to us which must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office.


                                PREMIUM PAYMENTS


Premiums are payable at our Service Office. On request, we will give you a receipt signed by one of our officers.

INITIAL PREMIUM. No insurance will take effect under this policy before we approve the application and receive the initial premium. The Minimum Initial Premium is shown in the Policy Information section. The initial premium is used to determine the Face Amount of insurance.

ADDITIONAL PREMIUMS. You may pay additional premiums subject to the following conditions:

(a) we have the right to refuse or refund any premium payments that would cause this policy to fail to qualify as life insurance under Section 7702 of The Code or any other equivalent section;

(b) we reserve the right to request that you provide us with satisfactory evidence of insurability if a premium payment would result in an increase in the Death Benefit that is greater than the increase in Policy Value; and

(c) the sum of the premiums paid into this policy at any time may not exceed the guideline premium limitation as of such time. The guideline premium limitation is, as of any date, the greater of:

         (1) the Guideline Single Premium, or

         (2) the sum of the Guideline Level Premiums to such date.

         The Guideline Single Premium and the Guideline Level Premium are shown in the Policy Information section; and

(d) while there is an outstanding Policy Debt, any additional premium payment will be applied first to repay the Policy Debt.


                                                                     (continued)

ALLOCATION OF PREMIUM PAYMENTS. You may allocate premiums to any of the Investment Accounts and/or the Fixed Account. Unless you change the initial premium allocation specified in your application for this policy, it will continue to apply to additional premium payments.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect as of the date we receive your request at our Service Office. You may also change your allocation percentages by telephone if a currently valid authorization form is on file with us.

                               POLICY TERMINATION

DEFAULT. The policy will go into default if, at the beginning of any Policy Month the Net Cash Surrender Value would go to zero or below after we take the Monthly Deduction that is due for that month.

GRACE PERIOD. We will allow 61 days from the date that the policy goes into default, for you to pay the amount that is required to bring the policy out of default. At least 30 days prior to the termination of coverage, we will send a notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

The amount required to bring the policy out of default is equal to (a) plus (b), where:

(a) is the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero, at the date of default; and

(b) is the Monthly Deduction due on the date of default, plus an amount to cover Monthly Deductions to the later of the next Policy Anniversary or at least three Policy Months.

If the amount necessary to bring the policy out of default has not been paid by the end of the grace period, the policy will terminate.

TERMINATION DATE. This policy terminates on the earliest of the following events:

(a) the end of the grace period for which you have not paid the amount necessary to bring the policy out of default;

(b)     surrender of the policy for its Net Cash Surrender Value;

(c)     the Maturity Date unless you have elected the Maturity Advantage option;
        or

(d)     the death of the Life Insured.

                                  REINSTATEMENT

You can ask us to reinstate your policy only if it terminates at the end of a grace period in which you did not make a required payment. You can reinstate the policy if you:

(a) make a Written Request for reinstatement within 5 years after the date your policy terminates;

(b) provide us with evidence of insurability satisfactory to us on the Life Insured; and

(c) pay a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus an amount to cover Monthly Deductions to the later of the next Policy Anniversary or at least three Policy Months.



                                                                     (continued)

If we approve your request,

(a) the reinstatement date will be the later of the date we approve your request or the date we receive the required payment at our Service Office; and

(b) any remaining Surrender Charge Period will be reinstated to WHAT it was at the date of default.

The Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated.

                                MATURITY BENEFIT

Provided the policy is in force and the Life Insured is alive on the Maturity date, we will pay you the following amount calculated as of the Maturity Date:

(a)     the Policy Value, less

(b)     any outstanding Policy Debt.

                               MATURITY ADVANTAGE

By Written Request prior to the Maturity Date, you may elect to continue this policy after the Maturity Date.

If you elect this option, we will continue the policy subject to the following:

(a) any existing Investment Account Value will be transferred to the Fixed Account;

(b) after the Maturity Date we will not accept any additional premium payments, only loan repayments;

(c)     we will continue to credit interest monthly to your Policy Value;

(d) monthly deductions for expense charges listed in the Policy Information section will be discontinued; and

(e)     interest on any Policy Debt will continue to accrue.

DEFAULT AFTER THE MATURITY DATE. The policy will go into default if the Policy Debt equals or exceeds the Policy Value.

At least 61 days prior to termination, we will send a notice to your last known address. If you had filed a notice of assignment with us, we will also send a copy of the notice to the last known address of the assignee on record. Payment of the loan interest during the 61-day grace period will bring the policy out of default.

                                INSURANCE BENEFIT

If the Life Insured dies prior to the Maturity Date, while the policy is in force, we will pay the Insurance Benefit to the beneficiary on receiving due proof of death, subject to the Age and Sex, Suicide and Validity provisions.

If the Life Insured dies after we receive a request from you to surrender the policy, there will be no Insurance Benefit. We will pay the amount payable under the Surrender For Cash provision instead.

For a last-to-die survivorship policy, you must provide us with proof of the death of each Life Insured although the Insurance Benefit is payable at last death.

INSURANCE BENEFIT.  The Insurance Benefit payable is:

(a)      the Death Benefit as described below; less

(b)      the value of the Policy Debt as of the date of death.




                                                                     (continued)

If the Life Insured dies during a grace period prior to the Maturity Date, the Insurance Benefit will be reduced by any outstanding Monthly Deductions due.

DEATH BENEFIT.  The Death Benefit is the greater of (a) and (b) where:

(a) is the Face Amount of the policy at the date of the Life Insured's death; and

(b) is the Policy Value at the date of death, multiplied by the Applicable Percentage in the Table of Minimum Death Benefit Percentages shown in the Policy Information section.

PAYMENT OF INSURANCE BENEFIT. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of the Life Insured's death to the date of payment. The rate will be at the rate prescribed by the state. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.

                                  POLICY VALUE

INITIAL PREMIUM. Based on your allocation instructions, we will allocate your initial premium plus any earned interest on the later of the date our underwriters approve issuance of the policy or the Business Day we receive the initial premium at our Service Office. For premium received prior to the underwriting decision we will credit interest as of the date we received the initial premium payment at the rate of return then being earned on allocations to the Money Market Trust. This initial allocation will become your Policy Value to which additional premiums will be allocated.

ADDITIONAL PREMIUMS. We will add your premium to your Policy Value as of the Business Day we receive an additional premium at our Service Office. However, if evidence of insurability is required for an additional premium, we will add it to your Policy Value as of the Business Day our underwriters approve the evidence, but before we take any deductions due as of that Business Day.

MONTHLY DEDUCTIONS. Monthly Deductions are due until the Maturity Date. At the beginning of each Policy Month, a deduction is taken from your policy to cover the following expense charges:

(a)     Premium Load, if applicable;

(b)     Administration Charge;

(c)     Mortality and Expense Risks Charge; and

(d)     Cost of Insurance Charge.

The Cost of Insurance Charge is described below. The amount and duration of the other charges are shown in the Table of Expense Charges in the Policy Information section.

Unless specified otherwise in the Table of Expense Charges, we will take Monthly Deductions from the Fixed Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction. We will take the deductions according to your instructions if we approve your request and you have sufficient funds in the accounts.

COST OF INSURANCE CHARGE. The Cost of Insurance for a specific Policy Month is determined as the rate for the Cost of Insurance for that month, as described below, multiplied by the net amount at risk.

The net amount at risk is equal to (a) minus (b), where:

(a) is the Death Benefit as of the first day of the Policy Month, divided by the Death Benefit Discount Factor shown in the Table of Values in the Policy Information section; and

(b)     is the Policy Value as of the first day of the Policy Month.



                                                                     (continued)

The rates for the Cost of Insurance, as of the Policy Date and subsequently for each Face Amount increase, are based on the Life Insured's Age, Sex, Risk Classification and duration that the coverage has been in force. The Cost of Insurance calculation will reflect any Additional Rating shown in the Policy Information section. For a last-to-die survivorship policy, the individual rates determined for each Life Insured on the bases specified above are blended to produce a single rate.

We will re-determine Cost of Insurance rates from time to time on a basis that does not discriminate unfairly within any class of Life Insured. The Cost of Insurance rates will never exceed those shown on Page 4 in the Table of Guaranteed Maximum Cost of Insurance Rates.

OTHER DEDUCTIONS. As stated in the Surrender and Withdrawal provision, we will deduct a Surrender Charge if during the Surrender Charge Period you: (a) surrender the policy, and the Net Cash Surrender Value is above the Free Withdrawal Amount; or (b) make partial withdrawals above the Free Withdrawal Amount.

                            POLICY VALUE COMPOSITION

Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Fixed Account and the Investment Accounts.

LOAN ACCOUNT VALUE. The amount you have in the Loan Account at any time equals:

(a)     amounts transferred to it for loans or borrowed loan interest; plus

(b)     interest credited to it; less

(c)     amounts transferred from it for loan repayment.

For the details of the Loan Account see the Policy Loan Conditions provision.

FIXED ACCOUNT VALUE. The amount you have in the Fixed Account at any time equals:

(a)     premiums allocated to it; plus

(b)     amounts transferred to it; plus

(c)     interest credited to it; less

(d)     amounts deducted from it; less

(e)     amounts transferred from it; less

(f)     amounts withdrawn from it.

Interest will be credited to amounts in the Fixed Account at an effective annual rate of no less than the Fixed Account Rate shown in the Table of Values in the Policy Information Section. The actual interest rate used will be set by us from time to time. For all transactions, interest is calculated from the date of the transaction.

INVESTMENT ACCOUNT VALUE. The amount you have in an Investment
Account at any time equals the number of units in that Investment Account, multiplied by the unit value of the corresponding Sub-Account at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)     is the number of units credited to the Investment Account because of:

        (1)     premiums allocated to it; and

        (2)     amounts transferred to it; and

(b)     is the number of units canceled from the Investment Account because of:

        (1)     amounts deducted from it;

        (2)     amounts transferred from it; and

        (3)     amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value as of the Business Day of the transaction. See the Unit Value Calculation section of this provision for details on how unit values are determined.

                        SEPARATE ACCOUNT AND SUB-ACCOUNTS

The Separate Account is authorized to invest in the shares of Manufacturers Investment Trust, or another management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manufacturers Investment Trust or another management investment company. The Funds are listed in the Policy Information section.

FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason.

If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Insurance Commissioner of the state in which this policy is delivered.

To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:

(a)     create new separate accounts;

(b)     combine any two or more separate accounts including the Separate
        Account;

(c) make available additional Sub-Accounts investing in additional Funds of Manufacturers Investment Trust, or another investment company;

(d) eliminate existing Sub-Accounts and stop accepting new allocations and transfers into the corresponding Fund;

(e) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

(f)     de-register the Separate Account under the Investment Company Act of
        1940;

(g) transfer assets between the Separate Account and other separate accounts; and

(h) combine Sub-Accounts or to transfer assets in one Sub-Account to another Sub-Account.

UNIT VALUE CALCULATION. We will determine the unit values for each Sub-Account as of the end of each Business Day. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so as of the next Business Day.

The value of a unit of each Sub-Account was initially fixed at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.

NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b), where:

(a) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of such Business Day before any policy transactions are made on that day; and

(b) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account.

                                                                     (continued)

SEPARATE ACCOUNT ASSETS. The assets held in each Sub-Account are used to support variable life insurance policies.

Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.

The assets of the Separate Account are our property. The part of the assets that is equal to the Investment Account values in respect of all Single Premium and Flexible Premium Variable Life Insurance policies will not be charged with liabilities from any other business we conduct. We can transfer to our general account, Separate Account assets in excess of the liabilities of the Separate Account arising under the Single Premium and Flexible Premium Variable Life Insurance policies supported by the Separate Account.

                               INVESTMENT OPTIONS

TRANSFERS. By Written Request you may transfer portions of your Policy Value among the Investment Accounts and the Fixed Account. We will also permit telephone transfers if a currently valid authorization form is on file with us.

Transfers are subject to the following restrictions:

(a) you can make as many transfers in a Policy Year as you want. There is no charge for the first twelve transfers in any Policy Year. If you make more than twelve transfers in any Policy Year, the Transfer Fee shown in the Table of Values in the Policy Information section will apply to each subsequent transfer in that Policy Year. We will consider all transfer requests received on the same Business Day as one transfer;

(b) you may transfer the Policy Value from any of the Investment Accounts to the Fixed Account without incurring the transfer charges in (a) above, provided such transfers occur within:

        (1) eighteen months after the Issue Date, as shown in the Policy Information section of this policy; or

        (2)     the later of (i) or (ii) below:

                (i) 60 days from the effective date of a material change in the investment objectives of any of the Sub-Accounts; or

                (ii)    60 days from the notification date of any such change.

(c) the maximum amount that you can transfer out of the Fixed Account in any one Policy Year is limited to the greater of:

        (1) the Fixed Account Maximum Transfer Percentage shown in the Policy Information section, multiplied by the value in the Fixed Account at the previous Policy Anniversary; or

        (2) the Fixed Account Maximum Transfer Amount shown in the Policy Information section.

(d) any transfer out of the Fixed Account may not involve a transfer to the Investment Account for the Money Market Trust;

(e) transfer privileges are subject to any restrictions we or the Manufacturers Investment Trust may impose; and

(f)     transfer privileges may be terminated at any time.

ASSET ALLOCATION BALANCER TRANSFERS. If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers six months after the later of the Policy Date and the last Policy Anniversary, and at each six month interval thereafter.


                                                                     (continued)

The current and maximum Asset Allocation Balancer Charge for transfers under this option are shown in the Policy Information section of this policy. We will provide you with 90 days written notice of any change in the current amount.

When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect.

We reserve the right to cease to offer this option as of 90 days after we send you written notice.

DOLLAR COST AVERAGING. If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Fixed Account. You must select the amount to be transferred and the accounts.

If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you.

The current and maximum Dollar Cost Averaging Charge for transfers under this option are shown in the Policy Information section of this policy. We will provide you with 90 days written notice of any change in the current amount.

We reserve the right to cease to offer this option as of 90 days after we send you written notice.

                             POLICY LOAN CONDITIONS

At any time while this policy is in force and has an available loan value, you can get a loan by Written Request. We may require a loan agreement from you as the policy is the only security for the loan.

AVAILABLE LOAN VALUE. The available loan value on any date is 90% of the Net Cash Surrender Value.

Loan amounts that represent Earnings under the policy are considered Preferred Loans.

LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we will do a transfer from the Fixed Account and/or one or more of the Investment Accounts into the Loan Account. Amounts we transfer into the Loan Account cover the loan principal plus loan interest due to the next Policy Anniversary.

A Loan Sub-Account exists for each Investment Account and for the Fixed Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Sub-Account to reflect the account from which the transfer was made.

You may tell us how much of the amount to be transferred to the Loan Account you wish to allocate to your value in the Fixed Account and each of the Investment Accounts. If you do not tell us, we will allocate the amounts to be transferred in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.

When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfers section of the Investment Options provision.

Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described under the Loan Interest Charged and the Loan Interest Credited sections of this provision.

LOAN INTEREST CHARGED. Interest will accrue daily on loans. In the event that you do not pay the Loan Interest Charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Fixed Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.



                                                                     (continued)

The effective annual Loan Interest Charged Rate is shown in the Table of Values in the Policy Information section.

LOAN INTEREST CREDITED. Interest will accrue daily to amounts in the Loan Account. The effective annual Loan Interest Credited Rate for Preferred and other loans is shown in the Table of Values in the Policy Information section.

Should it be determined at any time after the tenth Policy Anniversary that a loan would become taxable under applicable federal tax law, ruling, regulation, or court decision because loan interest is being charged and credited at the same rate, we will increase the Loan Interest Charged Rate to the extent necessary for the transaction to be treated as a loan for federal tax purposes. In no event will the new rate exceed the rate charged in the first ten Policy Years.

LOAN REPAYMENT. You may repay the Policy Debt in whole or in part at any time prior to the death of the Life Insured and while the policy is in force. Repayments will be applied first to the portion of the Policy Debt that is not a Preferred Loan.

When you repay a loan, we credit the amount to the Loan Account, and make a transfer to the Fixed Account and/or the Investment Accounts.

We will allocate loan repayments as follows:

(a) first to the Fixed Account, until the associate Loan Sub-Account is reduced to zero;

(b) then to each Investment Account in the same proportion that the value in the corresponding Loan Sub-Account bears to the value of the Loan Account.

While a loan exists, any additional premium payment will be applied first to repay the Policy Debt.

                            SURRENDER AND WITHDRAWALS

SURRENDER OF THE POLICY. You may surrender this policy for its Net Cash Surrender Value at any time prior to the death of the Life Insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. After we receive your surrender request, no insurance will be in force.

If you surrender your policy during the Surrender Charge Period, we will deduct a Surrender Charge from your Policy Value in calculating the Net Cash Surrender Value. The Surrender Charge will apply to the amount of your Policy Value in excess of the Free Withdrawal amount.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. Upon Written Request, you may withdraw a portion of the Net Cash Surrender Value of your policy as a partial withdrawal. You may specify the accounts from which we should make the partial Net Cash Surrender Value withdrawal. If we do not receive such instructions, we will make the withdrawal in the same proportion that the value in the Fixed Account and the Investment Accounts bears to the Net Policy Value.

Partial withdrawals will be subject to the following conditions:

(a)     they can only be made after the first Policy Anniversary;

(b) we will do the withdrawal as of the end of the Business Day on which we receive your Written Request;

(c) the partial withdrawal cannot be less than the Minimum Withdrawal amount specified in the Policy Information section;


                                                                     (continued)

(d) we will deduct the applicable Surrender Charge if the partial withdrawal occurs during the Surrender Charge Period and exceeds the Free Withdrawal Amount;

(e) the withdrawal will result in a reduction in the Face Amount of insurance; and

(f) if the withdrawal would cause the Policy Value to fall below the Minimum Initial Premium shown in the Policy Information section, we will treat the withdrawal request as a full surrender of the policy.

SURRENDER CHARGE DEDUCTION. We will allocate the deduction of the Surrender Charge for the withdrawal to the Fixed Account and the Investment Accounts in the same proportion that the withdrawal from each account bears to the total withdrawal.

If the withdrawal plus the Surrender Charge allocated to a particular account are greater than the value of that account, we will reduce the portion of the withdrawal allocated to that account. We will reduce the allocated portion so that the withdrawal plus the charge allocated to the account equal the value of the account.

If the amount in all accounts is not sufficient to pay the Surrender Charge, we will reduce the amount of the withdrawal.

FACE AMOUNT REDUCTION. The Face Amount after a partial withdrawal will be equal to (a) multiplied by (b), where:

(a)     is the Face Amount prior to the withdrawal; and

(b) is the Policy Value after the withdrawal, divided by the Policy Value prior to the withdrawal.

The reduction in Face Amount will be effective as of the date of the withdrawal.

If the reduction in the Face Amount would require the return of premiums in order for the policy to qualify as life insurance under Section 7702 of the Code, or any other equivalent section, we will return such premiums.

                      RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

(b)     an emergency exists as defined by the Securities and Exchange Commission
        (SEC), as a result of which disposal of securities held in the Separate Account or determining the value of the Separate Account's net assets is not reasonably practicable, or the SEC requires that trading be restricted; or

(c)     the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.

In addition, we may deny transfers under the circumstances stated in (a), (b) and (c) above, and in the Transfers section of the Investment Options provision.

                                     SUICIDE

If within two years after the Issue Date a Life Insured dies by suicide, while sane or insane, the policy will terminate and our liability will be limited to:

(a)     the premiums paid; less

(b)     any partial Net Cash Surrender Value withdrawals; and less

(c)     the Policy Debt.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Life Insured.

                                   BENEFICIARY

The following four sections will apply unless there is a beneficiary appointment in force that provides otherwise.

BENEFICIARY CLASSIFICATION. You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

PAYMENT TO BENEFICIARIES.  We will pay the Insurance Benefit:

(a)     to any primary beneficiaries who are alive when the Life Insured dies;
        or

(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

CHANGE OF BENEFICIARY. Until the Life Insured's death you can change the beneficiary by Written Request unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose. The change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

DEATH OF BENEFICIARY. If no beneficiary is alive when the Life Insured dies, the Insurance Benefit will be payable to you; or to your estate if you are the Life Insured. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Life Insured.

                            OWNERSHIP AND ASSIGNMENT

Until the Life Insured's death, without the consent of any beneficiary, except an irrevocable beneficiary, you as owner can:

(a)     receive any amount payable under your policy;

(b)     exercise all rights and privileges granted by the policy; and

(c)     assign the policy.

An assignment does not bind us until we receive it in writing at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.

CHANGE OF OWNER. Until the Life Insured's death, the owner can change the ownership of the policy by Written Request. The change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

JOINT OWNERSHIP. Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner's interest in the policy passes to the surviving owner(s).

Any rights and privileges that may be exercised by the owner, may be exercised only with the consent of all joint owners.


                                                                     (continued)

SUCCESSOR OWNER. Upon the owner's death during the lifetime of the Life Insured, a named successor owner will, if then living, have all the owner's rights and interest in the policy. Until the Life Insured's death, the owner, without the consent of any revocable beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.

                          PROTECTION AGAINST CREDITORS

If permitted by state law, all payments shall be exempt from the debts and contracts of the owners and beneficiaries, and from seizure by court order.

                          CURRENCY AND PLACE OF PAYMENT

All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.

                                    CONTRACT

The policy, application, supplementary benefits, and any endorsements form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.

Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.

Statements made by you or the Life Insured are representations, not warranties, unless fraud is involved. We will not use any statement by you or any of the Life Insured to deny a claim, unless it is written in the application or any supplement to the application.

                                    VALIDITY

We have the right to contest the validity of this policy based on material misstatements made in the initial application or an application for policy change that requires evidence of insurability. However, we cannot contest the validity of your policy after it has been in force during the lifetime of the Life Insured for two years from the Issue Date.

We can contest after two years if the policy has been reinstated and has been in force during the lifetime of the Life Insured for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.

                                NON-PARTICIPATING

Your policy is non-participating.  It does not earn dividends.

                                   AGE AND SEX

If the Age or Sex of a Life Insured was misstated in the application, we will change the Face Amount of insurance. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct Age and Sex.

                             HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state in which this policy is delivered.

We use the Commissioners 1980 Standard Ordinary Smoker/Non-Smoker Mortality Table in computing reserves, and in determining Maximum Cost of Insurance Rates. Values relating to amounts in the Fixed Account are computed at the Fixed Account Rate shown in the Table of Values in the Policy Information section.

                                ANNUAL STATEMENT

Within 30 days after each Policy Anniversary, we will send you a report showing:

(a)     the Death Benefit;

(b)     the Policy Value;

(c) the current allocation of money in the Fixed Account, the Loan Account and each of the Investment Accounts;

(d)     the value of the units in each chosen Investment Account;

(e) any Loan Account balance and loan interest charged since the last report;

(f)     the premiums paid and policy transactions for the year; and

(g)     any further information required by law.

                               TAX CONSIDERATIONS

It is the intent that this policy be considered as life insurance for tax purposes, to comply with Section 7702 of the Code, or any other equivalent section. We reserve the right to limit the amount of premiums paid for this policy, or to make any other reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance.

This provision should not be construed to guarantee that the policy will be treated as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority.

================================================================================


               THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA
               A Stock Company



               Service Office: 200 Bloor Street East, Toronto, Canada, M4W 1E5

================================================================================



MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE.
PAYABLE ON LIFE INSURED'S DEATH.

POLICY VALUES ALLOCATED TO AN INVESTMENT ACCOUNT REFLECT THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS. INVESTMENT OPTIONS ARE DESCRIBED IN THE "POLICY VALUE COMPOSITION" AND THE "INVESTMENT OPTIONS" PROVISIONS. NON-PARTICIPATING (NOT ELIGIBLE FOR DIVIDENDS).

================================================================================



               IMPORTANT  NOTICE

                To claim a benefit or request a change in your policy, contact our nearest representative. Or write to our Service Office at the address above.

                Please tell us promptly of any change in your address.

                WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE OF THE COMPANY THAT ISSUED THE POLICY.


================================================================================




                                                       [MANULIFE FINANCIAL LOGO]


--------------------------------------------------------------------------------
Manulife Financial and the block design are registered service marks of The Manufacturers Life Insurance Company and are used by it and its subsidiaries.

                              SUPPLEMENTARY BENEFIT

                            LAPSE PROTECTION BENEFIT


This benefit is a part of your policy. Should any provisions in your policy conflict with this benefit, the provisions of this benefit will prevail.

                                 EFFECTIVE DATE

The benefit takes effect on the Policy Date SHOWN IN THE POLICY INFORMATION SECTION.

                                     BENEFIT

This benefit prevents your policy from going into default unless the Policy Debt is equal to or greater than the Cash Surrender Value.

                                   TERMINATION

The benefit terminates on the earliest of the following dates:

(a) the Maturity Date of the policy unless you have elected the Maturity Advantage option; or

(b)     the date the policy terminates.

The benefit can be reinstated with your policy.









                         THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA



                         /s/
                         ---------------------------------------------------
                         President